Exhibit 10.57

[SELLAS LETTERHEAD]

July 31, 2017

[            ]

RE: Retention Agreement

Dear [Gregory M. Torre],

You are an important part of SELLAS Life Sciences Group Ltd (the “Company”), and we recognize that your engagement and commitment are critical to the Company’s success. We value the contributions you make to our organization and are pleased to offer you the opportunity to earn Retention Bonus (as defined and described below) upon and subject to the terms and conditions of this Retention Agreement (the “Retention Agreement”).

As an incentive for you to continue to contribute your efforts, talents and services to the Company, you will be eligible to earn a retention bonus in the amount set forth on Schedule 1 hereof, less applicable withholdings and deductions, which shall be determined based on the amount of the Aggregate Consideration received in a Strategic Transaction involving the Company (the “Retention Bonus”).

If and to the extent that (x) any Contingent Consideration is actually paid to the Company and/or its securityholders with respect to a Strategic Transaction, (y) including such Contingent Consideration within Aggregate Consideration would have resulted in the payment of a higher Retention Bonus under Schedule 1, and (z) any payment contingent upon payment of such Contingent Consideration would be deemed to be subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, then you shall be eligible to receive an additional bonus (the “Contingent Retention Bonus”) in an amount equal to (i) the Retention Bonus that would be payable if such Contingent Consideration was included within the Aggregate Consideration paid or payable in connection with the Strategic Transaction minus (ii) the aggregate amount of any previously paid Retention Bonus and any Contingent Retention Bonus.

In addition, if you are still employed by the Company and make the first introduction of the Strategic Transaction counterparty to the Company (as determined in good faith by the Board), then the amount of the Retention Bonus and any Contingent Retention Bonus payable hereunder shall be doubled.

In order to earn the Retention Bonus (and if applicable, any Contingent Retention Bonus), you must remain actively and continuously employed by the Company in good standing and on a full-time basis through the consummation of the Strategic Transaction (the date of such consummation, the “CIC Date”) and the CIC Date must occur on or prior to the 18 month anniversary of the effective date of this Retention Agreement. As a further condition to receiving any Retention Bonus (and if applicable, any Contingent Retention Bonus), you must also execute a general release of claims in the form provided by the Company and allow such release to become effective within 30 days after the Closing.

If earned, the Retention Bonus will be paid to you in a lump sum amount, less required payroll withholdings and deductions, within thirty (30) days following the CIC Date. Any Contingent Retention Bonus shall be paid to you in a lump sum, less required payroll withholdings and deductions, within thirty (30) days following the date that corresponding Contingent Proceeds are paid to the Company and/or its securityholders, but in no event later than March 15th of the year following the year in which the substantial risk of forfeiture to which such Contingent Retention Bonus was subject lapses.

Effective upon the closing of the transaction with Galena Biopharma, Inc., this Retention Agreement and all obligations hereunder shall terminate on the earlier of the eighteen-month anniversary of the date of this Retention Agreement and the date your employment terminates, and upon such termination of this Retention Agreement, this agreement shall be of no further force or effect.

For purposes of this Retention Agreement:

“Strategic Transaction” shall mean any transaction or series of related transactions entered into by the Company and any counterparty (other than a transaction with Galena Biopharma, Inc.) whereby, directly or indirectly, the Company and any counterparty effect a business combination involving more than 50% of the capital stock of the Company and/or all or substantially all of its consolidated assets, including, without limitation, (i) a sale, acquisition, purchase or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, or (ii) a merger, reverse merger, consolidation, reorganization, scheme of arrangement, tender offer, exchange offer, leveraged buyout or other extraordinary corporate transaction or business combination; provided, however, that a Strategic Transaction shall not be deemed to include a collaborative, licensing or similar business arrangement, whether now or hereafter existing, between the Company and a third party in the ordinary course of business in which the Company and the strategic partner continue as independent unaffiliated entities after the consummation of the transaction.

“Aggregate Consideration” shall mean, with respect to any Strategic Transaction, an amount equal to the aggregate value of cash and/or property (e.g., securities, notes, etc.) paid or payable to the Company or the Company’s stockholders in connection with a Strategic Transaction (all as determined expenses and by the Board in good faith). For the avoidance of doubt, Transaction Proceeds are net of all costs, fees, disbursements incurred by or on behalf of the Company in connection with such Strategic Transaction, including, without limitation, legal, accounting, brokerage and banking costs, fees, expenses and disbursements. Aggregate Consideration shall include an estimate of the present value of any amounts payable to the Company or the Company’s securityholders in connection with the Strategic Transaction that are either held in an escrow fund or otherwise held back for indemnification or other claims, but shall not include the value of any Contingent Consideration. In the event that all or part of the consideration paid or payable to the Company or the Company’s securityholders in connection with a Strategic Transaction is in the form of securities, the Aggregate Consideration shall be deemed to include the fair market value of such securities, determined on the same basis on which such securities were valued in the transaction.

“Contingent Consideration” shall mean any amounts payable to the Company and/or it’s security holders in connection with a Strategic Transaction that (i) is payable following the closing of a Strategic Transaction and (ii) is contingent upon the performance of the Company or its assets, and/or attainment of financial targets or other performance metrics following the consummation of the Strategic Transaction.

You agree that you will keep the terms and fact of this Retention Agreement completely and strictly confidential, and that you will not disclose any information concerning this Retention Agreement to anyone other than your professional representatives or immediate family or as required by law. This Retention Agreement does not alter your status as an at-will employee.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Retention Bonus, and it supersedes and replaces any other agreements or undertakings (whether written or unwritten) you may have with the Company concerning any change in control retention payments. The terms of this Retention Agreement may not be modified or amended in any way except in a written agreement signed by you and a duly authorized officer of the Company. Additionally your employment relationship with the Company remains at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. Nothing in this Retention Agreement is intended to or should be construed to contradict, modify or alter your at will employment or other service relationship with the Company.

Sincerely,

/s/ Angelos Stergiou

Dr. Angelos Stergiou Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE

Agreed to and accepted:

[Gregory M. Torre]
/s/ Gregory M. Torre

Date:    07/31/17

Schedule 1

- If Aggregate Consideration is $0-$50 Million: Retention Bonus shall be $200,000

- If Aggregate Consideration is $51-$100 Million: Retention Bonus shall be $300,000

- If Aggregate Consideration is $101-$150 Million: Retention Bonus shall be $400,000

- If Aggregate Consideration is $151-$200 Million: Retention Bonus shall be $550,000

- If Aggregate Consideration is in excess of $201 Million: Retention Bonus shall be $750,000

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